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UNITED AUTO GROUP, INC.                                         PRESS RELEASE



Contact:     Carl Spielvogel                                  Bob Amen
             Chairman and Chief Executive Officer             Amen & Associates
             Robert Nelson                                    212-448-4200
             Chief Financial Officer
             212-223-3300

FOR IMMEDIATE RELEASE

        UNITED AUTO GROUP INITIATES RELATIONSHIP WITH FORD AND ANNOUNCES
                    THE ACQUISITION OF THREE FORD DEALERSHIPS

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  Company to Expand Presence in Chattanooga Market Through Marshall Mize Ford;
                Adds Two Wade Ford Dealerships to Its Atlanta Hub

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                 Revenues From Four Acquisitions Announced Since
                      October 1996 IPO Exceed $800 Million

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NEW YORK, NEW YORK, March 6, 1997 - United Auto Group, Inc. (NYSE: UAG), the
nation's second largest publicly-traded automotive retailer, has signed a definitive agreement to acquire 100% of the capital stock of three Ford Motor Company dealerships, Marshall Mize Ford, Inc., located in Chattanooga, Tennessee; Wade Ford, Inc. and Wade Ford Buford, Inc. The Wade Ford dealerships are located in the Atlanta, Georgia suburbs of Smyrna and Buford, respectively.

     The announcement was made today by Carl Spielvogel, Chairman and Chief Executive Officer of United Auto and Marshall S. Cogan, Chairman of the Executive Committee of United Auto.

     Mr. Cogan, who is responsible for the Company's acquisition strategy, said:
"We are pleased to have worked so effectively with Ford management to announce this acquisition. Ford is one of the most successful manufacturers in our industry, representing some of the industry's strongest brands.

     "This acquisition represents another step in our strategy to build a premier automotive retailing organization of scale and increased profitability," he added.


                                     -more-



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UNITED AUTO GROUP, INC.

PRESS RELEASE


     The aggregate consideration for the acquisitions is approximately $23.0 million, including approximately $19.0 million in cash and approximately $4.0 million in United Auto common stock. The Company has also agreed to make an additional cash payment to the extent that the common stock issued in the transaction is valued at less than $4.0 million when the shares become freely tradeable. The transaction is expected to close by mid-May 1997 and is subject to manufacturer approvals as well as other customary conditions.

     The three dealerships had estimated 1996 revenues of approximately $200 million. The Chattanooga dealership is owned principally by Marshall Mize; the Atlanta-area dealerships are owned principally by Alan Arnold. Both principals have signed long-term contracts to continue their executive responsibilities.

     United Auto also owns United Nissan in Chattanooga as well as three Nissan, one Toyota and one BMW dealership in the Atlanta market.

     United Auto has pursued a business strategy based on internal growth from existing dealerships and on strategic acquisitions. The acquisition of the Ford dealerships is United Auto's fourth since completing its initial public offering on October 28, 1996. The Company estimates that revenues from the four announced acquisitions exceed $800 million.

     The Company expects to complete the previously announced acquisitions of Houston-based Shannon Automotive Ltd., which operates Crown Dodge and Jeep Eagle Chrysler-Plymouth, by mid-March; Las Vegas-based Gary Hanna Nissan Inc. by mid-May; and the nine Florida and Long Island dealerships owned by the Staluppi family by mid-May.

     United Auto operates 38 franchises in Arizona, Arkansas, Connecticut, Georgia, New Jersey, New York and Tennessee. As an integral part of its dealership operations, United Auto sells used vehicles and operates eight stand-alone United Auto Mart used vehicle retail centers. United Auto dealerships market a complete line of aftermarket automotive products and services through United AutoCare. The Company also





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owns Atlantic Auto Finance Corporation, a finance company engaged in the purchase, sale and servicing of prime credit automobile loans.





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